SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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PIMCO Income Strategy Fund
(Name of Registrant as Specified in its Charter) Brigade Leveraged Capital Structures Fund Ltd. Brigade Capital Management, LP
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On July 22, 2014, Brigade Capital Management, LP issued a press release announcing that Institutional Shareholder Services (ISS) recommends change at the board of PIMCO Income Strategy Fund and PIMCO Income Strategy Fund II. A copy of the press release is attached hereto.

Leading Independent Proxy Advisory Firm Institutional Shareholder Services (ISS) Recommends Change at the Boards of PIMCO Income Strategy Fund ("PFL") and PIMCO Income Strategy Fund II ("PFN")

ISS recommends that ARPS holders vote FOR Brigade's preferred shares trustee nominees

NEW YORK, NY / Business Wire / - - July 22, 2014 - - Brigade Capital Management, LP, or "Brigade", an investment advisor whose affiliates hold approximately 32.8% of the auction rate preferred shares of PIMCO Income Strategy Fund and approximately 25.9% of the auction rate preferred shares of PIMCO Income Strategy Fund II (together, the "Funds"), announced today that Institutional Shareholder Services, or "ISS", is recommending that the preferred shareholders of PFL vote in favor of the election of Alan Bruce Miller and Marti Murray, Brigade's nominees, to serve as the preferred shares trustees of PFL and that the preferred shareholders of PFN vote in favor of the election of Marti Murray, Brigade's nominee, to serve as the preferred shares trustee of PFN.

In its reports dated July 18, 2014, ISS concluded that "[s]upport of ARPS holders FOR Brigade's nominees, Alan Bruce Miller and Marti Murray, is warranted given that the nomination of Mr. Miller and Ms. Murray would further influence the [Funds' boards] to provide liquidity for the holders of ARPS and by the [Funds'] failure to provide liquidity to ARPS holders at levels consistent with, much less higher than, industry average. Additionally, a WITHHOLD recommendation for the [Funds'] incumbent nominees also appears warranted under standard ARPS policy for the same failure to provide ARPS liquidity at or above industry average levels." (1)

In response to ISS' report, Donald E. Morgan, the managing member of Brigade, issued the following statement:  "We are extremely pleased that ISS is endorsing change at the boards of the Funds by recommending Brigade's nominees for election to the boards of the Funds.  We believe that there are very attractive financing alternatives to the preferred shares and that the Funds' trustees could pursue these financing opportunities to provide preferred shareholders with a redemption of or offer to repurchase their securities and at the same time protect the interests of the common shareholders.  While interest rates remain low by historical standards, they continue to increase.  We believe that the recent market place changes confirm the wisdom of redemption, yet the Funds' trustees continue to resist this logical step already taken by most other funds.  In our view, ISS' reports provide independent validation that the boards should take action to immediately redeem the preferred shares."

VOTE THE GREEN PROXY CARD TO MAKE A DIFFERENCE IN THE FUNDS' FUTURE

Brigade urges all preferred shareholders to follow ISS' recommendation for change on the boards of the Funds – it is important that the preferred shareholders of PFL return the GREEN proxy card and vote FOR Alan Bruce Miller and Marti Murray and that the preferred shareholders of PFN return the GREEN proxy card and vote FOR Marti Murray.  The preferred shareholders of the Funds SHOULD NOT RETURN THE WHITE PROXY CARDS or any other proxy cards furnished to them on behalf of the Funds.

If you have already returned a proxy card, you have every right to change your vote by signing, dating, and returning a later dated GREEN proxy card or by voting in person at the upcoming annual meeting.

Investor Contact:

Alliance Advisors LLC
200 Broadacres Drive, 3rd floor
Bloomfield, NJ 07003
Call Toll Free: 855-973-0092
Banks and Brokers Call Collect: 973-873-7710

(1) Permission to use quotations was neither sought nor obtained.

About Brigade Capital Management, LP

Brigade Capital Management, LP is an SEC-registered investment advisor whose products include long/short credit, distressed debt and traditional high yield.  The firm is headquartered in New York and had $16 billion under management as of July 14, 2014 across its various products and credit-themed strategies.

Additional Information

THE PARTICIPANTS IN ANY SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE DEFINITIVE PROXY STATEMENT FILED BY BRIGADE WITH RESPECT TO THE FUNDS ON JUNE 30, 2014 (THE "PROXY STATEMENT").  ACCORDINGLY, PREFERRED SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY BRIGADE FROM THE PREFERRED SHAREHOLDERS OF THE FUNDS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  PREFERRED SHAREHOLDERS MAY OBTAIN A COPY OF THE PROXY STATEMENT AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.